Exhibit 2

Peter J. Younger

One Front Street, Suite 925

San Francisco, California 94111

Telephone: (415) 677-8990

April 5, 2005

Waveland Partners, Ltd.

227 West Monroe, Suite 4800

Chicago, Illinois 60606

Re:	Purchase and Sale of 1,000 Common
Shares of The Cronos Group

Gentlemen:

The purpose of this letter agreement (the “Agreement”) is to set forth the terms and conditions pursuant to which Peter J. Younger (“Purchaser”), will purchase, and Waveland Partners, Ltd., a Cayman Islands exempted company (hereinafter, “Seller”) will sell, 1,000 common shares (the “Shares”) of The Cronos Group, a holding company organized and existing under the laws of the Grand Duchy of Luxembourg (hereinafter, “Cronos”) (Nasdaq: CNRS).

1.             The purchase price (“Purchase Price”) for the Shares shall be $11.88 per Share, or $11,880 in the aggregate, payable in full, by wire transfer, upon satisfaction of the condition set forth in paragraph 5 hereof. Payment of the purchase price shall be made to the following account:

2.             Representations and Warranties of Seller.  Seller hereby represents and warrants to Purchaser that:

(i)            Seller has the full right, power, and authority to execute this Agreement and to sell the Shares to Purchaser;

(ii)           No authorization, approval, or consent of any governmental authority or agency is necessary in connection with the sale of the Shares to Purchaser;

(iii)          Seller is not a party to or bound by any agreement, order, judgment or decree which would require the consent of another to the execution of this Agreement or prohibit the sale of the Shares to Purchaser or require the consent of another to the sale of the Shares to Purchaser as contemplated by this Agreement;

(iv)          The Shares are owned by Seller free and clear of any and all liens, encumbrances, charges, and assessments;

(v)           Upon transfer of the Shares to Purchaser pursuant to this Agreement, Purchaser will, as a result, receive good and marketable title to the Shares, free and clear of any and all liens, encumbrances, claims, charges, assessments and restrictions created by Seller (other than restrictions on transfer generally imposed on securities under Luxembourg law or under applicable securities laws); and

(vi)          In deciding to sell the Shares to Purchaser, Seller has not relied upon any representation or warranty by Purchaser, by Cronos, or by any agent of Purchaser or Cronos with respect to the value of the Shares.

3.             Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to Seller that:

(i)            Purchaser has the full right, power, and authority to execute this Agreement;

(ii)           In deciding to purchase the Shares from Seller, Purchaser has not relied upon any representation or warranty by Seller or by any agent of Seller with respect to the value of the Shares; and

(iii)          Purchaser, in entering into this Agreement, accepts the risk of the possible future depreciation in the value of the Shares.

4.             Acknowledgment of Purchaser’s Status as Director and Executive Officer of Cronos.  Seller acknowledges:

(i)            That Purchaser is the President and the Chief Operating Officer of Cronos and a member of its Board of Directors;

(ii)           That, as a director and an executive officer of Cronos, Purchaser is privy to information about Cronos, its financial condition, and its prospects that is not available to the public or to Seller;

(iii)          That the Board of Directors of Cronos has announced from time to time its commitment to exploring alternatives to enhance shareholder value;

(iv)          That Cronos has, from time to time, entered into confidentiality and standstill agreements with interested parties for the purpose of sharing information with such parties to enable them to determine whether to pursue a transaction with Cronos, but that no such transaction has occurred; and

(v)           That Seller has conducted its own investigation of Cronos, its financial condition, and its prospects, and is not relying whatsoever upon any advice, representation, or warranty of Purchaser or of any agent of Purchaser or Cronos in deciding to sell the Shares to Purchaser.

5.             Delivery of the Shares and Payment.   Purchaser shall pay the Purchase Price for the Shares, by wire transfer as specified in paragraph 1 hereof, against delivery of the Shares, free of any restriction (other than restrictions on transfer generally imposed on securities under Federal or state securities laws) to Purchaser or Purchaser’s designee, as Purchaser may notify Seller on or before the Closing. Purchaser’s payment for the Shares shall be considered the “Closing” for purposes of this Agreement.

6.             Indemnification.   Seller agrees to indemnify and hold Purchaser harmless from and against and to reimburse Purchaser on demand for any damage, loss, cost, or expense (including attorney’s fees and costs of investigation incurred in defending against and/or settling such damage, loss, cost, or expense) reasonably incurred by Purchaser arising out of or in connection with any misrepresentation, breach of warranty, or failure to perform, or violation of any agreement or covenant on the part of Seller under this Agreement.

7.             Further Assurances.  Each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and things necessary, proper, or advisable to consummate the purchase and sale of the Shares contemplated hereby and to promptly execute and delivery any and all further agreements, documents, or instruments necessary to effectuate this Agreement and the transaction referred to herein or reasonably requested by another party to perfect or evidence its rights hereunder.

8.             Commissions.  Seller shall be solely responsible for the payment of any brokerage commissions asserted to be due as a result of the transfer of the Shares made by this Agreement by any broker claiming to represent or act on behalf of Seller. Seller shall pay any income, sales, or transfer tax that is assessed or asserted to be due from Seller on account of the transfer of the Shares made by this Agreement.

9.             Survival of Representations and Warranties.  The representations, warranties, covenants, and agreements contained in this Agreement shall survive the transfer of the Shares made by this Agreement and the payment of the consideration therefor.

10.           Termination.

(a)           Purchaser may, in his discretion, terminate this Agreement, by notice to Seller at the address specified above, in the event that, through no fault of Purchaser, the Closing has not occurred by the close of business on April 11, 2005.

(b)           Seller may, in its discretion, terminate this Agreement, by notice to Purchaser at the address specified above, in the event that, through no fault of Seller, the Closing has not occurred by the close of business on April 11, 2005.

11.           Dispute Resolution. Should any dispute arise between the parties under or in connection with this Agreement, then and in such event the parties agree to submit such dispute to arbitration before JAMS, San Francisco, California, or at such other location as the parties may agree upon.  Judgment upon any arbitration award rendered by JAMS may be entered in any court having jurisdiction. The prevailing party in any such proceeding shall be entitled to reimbursement of his or its costs, including attorneys’ fees, incurred in the investigation and prosecution or defense of such proceeding. Each of the parties hereto hereby consents to the jurisdiction over the party by JAMS to resolve any dispute hereunder.

12.           Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

13.           Entire Agreement: Amendments and Waivers.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all other agreements, understandings, negotiations, and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the patties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

14.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

If the foregoing sets forth the terms and conditions of our agreement with respect to the purchase and sale of the Shares, please sign, date, and return a copy of this letter agreement to the undersigned by no later than 5:00 p.m., Pacific Standard time, this date, April 5, 2005. If not returned to the undersigned by the close of business on this date, April 5, 2005, then the proposal made herein by the undersigned to purchase the Shares shall be null and void.

Very truly yours,

/s/ Peter J. Younger
Peter J. Younger

THE FOREGOING LETTER AGREEMENT FOR THE PURCHASE AND SALE OF 1,000 COMMON SHARES OF THE CRONOS GROUP IS HEREBY ACCEPTED AND AGREED TO AS OF THIS 5TH DAY OF APRIL, 2005:

WAVELAND PARTNERS, LTD.

By:	/s/ David S. Richter
David S. Richter
Director